Exhibit 10.4
Gran Tierra Energy Inc.
On-Line Performance Stock Unit Grant Notice
(2007 Equity Incentive Plan)

Gran Tierra Energy Inc. (the “Company”) hereby awards to Participant the target number of Performance Stock Units specified and on the terms set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2007 Equity Incentive Plan (the “Plan”) and the Performance Stock Unit Award Agreement (the “Agreement”), both of which are incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.  Except as explicitly provided herein or in the Agreement, in the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.
Participant:  ###PARTICIPANT_NAME###
Date of Grant: ###GRANT_DATE###
Number of Performance Stock Units (“Target Award”): ###TOTAL_AWARDS###
Consideration: Participant’s Services
Performance Periods: The performance periods for this Award are as follows (each a “Performance Period”):

Performance Period	Percentage of Target Award Eligible to Vest for Each Performance Period
January 1, 2016 – December 31, 2016	20%
January 1, 2017 – December 31, 2017	20%
January 1, 2018 – December 31, 2018	20%
January 1, 2016 – December 31, 2018	40%
Vesting: The number of Performance Stock Units that vest for each Performance Period will be calculated by multiplying the portion of the Target Award eligible to vest by the Performance Multiplier (as defined below) for that Performance Period. The number of Performance Stock Units that vest may range from 0 – 200% of the Target Award based on the Company’s achievement of pre-established performance metrics as approved by the Board. You must remain in the Continuous Service of the Company from the Date of Grant through the date of settlement of the Award. All Performance Stock Units will be forfeited upon a termination of your Continuous Service prior to the settlement of the Award, regardless for the reason for such termination, and you will have no further right, title or interest in such Award or any shares of Common Stock or cash with respect to such Award. Notwithstanding any provision herein or in the Agreement to the contrary, in the event of any inconsistency between the requirement to provide Continuous Service included in this Grant Notice or the Agreement and the terms of any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.

Performance Metrics: The “Performance Multiplier” will be calculated for each Performance Period by the Board in its discretion based upon the following metrics:

1.
50% weighting: The Company’s Relative Total Shareholder Return, which is calculated by comparing the Company’s change in share price plus reinvestment of dividends relative to the performance of a peer group of companies (selected by the Board in its sole and absolute discretion) with respect to the same measures;

2.	25% weighting: Net Asset Value per share;

3.	25% execution of strategy (as determined by the Board).
Date of Settlement: So long as you have provided Continuous Service from the Date of Grant through the date of settlement, one share of Common Stock will be issued to you for each Performance Stock Unit which vests, if any, effective December 31, 2018, in compliance with Section 4 of the Agreement. In accordance with the Plan, the Company will have the discretion to settle the Award in an amount of cash equivalent to the Fair Market Value of the shares of Common Stock issuable in respect of the Award.
Additional Terms/Acknowledgements: By clicking “Accept” below (located after the Agreement), the Participant expressly acknowledges the following:

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Participant has been provided with and understands and agrees to: this Performance Stock Unit Grant Notice, the Agreement, the Plan prospectus and the Plan.  (The Plan prospectus and the Plan can be found in the “Gran Tierra Documents” folder located in the Participant’s “Personal Profile” tab, under “Miscellaneous Account Information”.)

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Participant acknowledges and agrees that this Award and any other stock awards under the Plan are voluntary, occasional, awarded solely at the discretion of the Board, and do not create any contractual or other right to receive future performance stock units, stock awards or other benefits in lieu of future stock awards, even if similar stock awards have been granted repeatedly in the past.

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Participant acknowledges and agrees that determinations with respect to any future stock awards, including but not limited to, the times when such stock awards are made, the number of shares of Common Stock and the performance and other conditions applied to the stock awards, will be at the sole discretion of the Board.

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Participant acknowledges and agrees that as of the Date of Grant, this Performance Stock Unit Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject, with the exception of: (i) awards previously granted and delivered to you under the Plan, and (ii) if applicable to Participant, (A) the terms of any written offer letter or employment agreement entered into between the Company and Participant that specifically provides for accelerated vesting of compensatory equity awards, (B) the terms of any applicable Company change of control severance plan, and (C) any required compensation recovery provisions under applicable laws or regulations.

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Participant is responsible for properly reporting to the applicable government authorities all benefits received from the Award.  The Participant shall remit to the applicable government authorities all amounts properly payable to such government authorities with respect to all benefits received from the Award. Participant should consult a tax advisor for more information regarding the rates and provisions that apply to Participant.

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Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

 Gran Tierra Energy Inc.
/s/ Gary S. Guidry
Gary S. Guidry, President & CEO